Marrone Bio Innovations, Inc. Reports Second-Quarter and First-Half 2019 Financial Results

Second Quarter 2019 Revenues Rose 22 Percent to $7.0 Million; First Half 2019 Revenues Increased 56 Percent to $15.7 Million

Company Also Announces Pro Farm Acquisition to Accelerate Growth, and Establishes Financing Facility to Fund Acquisition and Operations

DAVIS, Calif. – August 8, 2019 – Marrone Bio Innovations, Inc. (NASDAQ: MBII), an international leader in sustainable bioprotection and plant health solutions, has provided its financial results for the second quarter and first six months ended June 30, 2019.

Selected Operating and Financial Highlights

$ in millions	Q2 2019	Q2 2018	% Increase (Decrease)		H1 2019	H1 2018	% Increase (Decrease)
Revenues	$7.0	$5.8	22%		$15.7	$10.1	56%
Gross Profit	$3.8	$2.7	40%		$8.8	$4.8	83%
Gross Margin	54.4%	47.3%	+710	bps	56.0%	47.7%	+830	bps
Operating Expenses	$10.2	$7.2	41%		$18.9	$14.8	27%
Loss from Operations	$(6.4)	$(4.5)	42%		$(10.1)	$(10.0)	1%
Net Loss	$(6.8)	$(4.9)	39%		$(10.7)	$(10.1)	5%
Cash Used in Operations	$(3.0)	$(5.2)	(42)%		$(10.6)	$(15.0)	(29)%

Q2 2019 Financial Highlights

○	Revenues for the second quarter of 2019 increased 22 percent to $7.0 million from revenues of $5.8 million in the second quarter of 2018. The record second-quarter sales reflected the company’s continued growth in the seasonally smaller specialty markets for trees, fruits, nuts, vegetables and vines. Significant uptake in various nuts, strawberries, tomatoes and wine grapes was driven by the company’s BioUnite™ strategy, which offers growers unique combinations of bio-based crop protection products with chemical options in their integrated pest management programs. Revenue growth was led by foliar applications of the Venerate, Grandevo and Regalia product families for insect and fungal disease control, respectively.
○	Gross margins in the second quarter improved 710 basis points to 54.4 percent as a result of a favorable product mix.
○	Operating expenses were $10.2 million in the period, as compared with operating expenses of $7.2 million in the second quarter of 2018. The increase was driven primarily by additional legal, accounting and acquisition -related expenses. Planned investments in strategic research and development programs and employee-related expenses also led to the higher level of spending.

○	Net loss for the second quarter of 2019 was $6.8 million, or $(0.06) per share, compared with a net loss of $4.9 million, or $(0.04) per share, for the same period in 2018.
○	Cash used in operations was $3.0 million in the second quarter of 2019, a 42 percent decrease from the cash used in operations in the second quarter of 2018, primarily from a more favorable working capital position.

H1 2019 Financial Highlights

○	Revenues for the first half of 2019 reached $15.7 million, a 56 percent increase and a record for first-half sales. The strong performance in the first half reflected continued growth across the Venerate, Regalia and Grandevo families of products. The company had strong use of Venerate in the first quarter of the year for soil- and seed-applications in row crops and in the first half for foliar applications in fruits, vegetables and nuts. Regalia sales increased in the first six months of the year from expanded in-season market reach to treat fungal diseases in trees, nuts and vines. Use of Grandevo for in-season insect control continued to expand in the major fruit and vegetable crops.
○	Gross margins reached 56.0 percent for the first six months of 2019, benefiting from a favorable product sales mix and improved manufacturing efficiencies as a result of higher volumes.
○	Operating expenses in the first half were $18.9 million, compared with $14.8 million in the first six months of 2018. The increase reflected planned investments in commercial operations – Including for marketing programs driven by higher sales – and in key research and development projects. Operating expenses for the first six months of the year also included higher employee-related expenses, legal costs, and additional acquisition and financing-related expenses.
○	Net loss in the first half of 2019 was $10.7 million, or $(0.10) per share, as compared with a net loss of $10.1 million, or $(0.11) per share, in the same period in 2018.
○	On a comparative basis, the first half of 2018 included a non-recurring net benefit of $1.8 million to other income related to the Company’s comprehensive financing and debt restructuring transactions. Additionally, the diluted weighted-average shares outstanding in the first half of 2019 were 110.7 million shares, compared with 91.7 million shares in the first half of 2018.
○	Cash used in operations in the first six months of 2019 was $10.6 million, a 29 percent decrease from the cash used in operations of $15.0 million in the same year-ago period, primarily from the Company’s improved working capital position.

Pro Farm Acquisition Announcement

Separately today, Marrone Bio announced the entry into a definitive agreement for the acquisition of Pro Farm Technologies OY, which will expand the company’s portfolio of bio-based products for integrated pest management and plant health. Pro Farm is being acquired for an agreed enterprise value of $31.8 million, including a combination of $6.2 million cash and 12.7 million shares of Marrone Bio stock to be paid to Pro Farm’s equity holders, debt holders and advisors upon the closing of the transaction, as well as the opportunity for potential payment of a total of up to $7.5 million of additional shares of stock deliverable from 2021 through 2024 based on the achievement of agreed commercial milestones. The transaction is expected to close in the third quarter of 2019, subject to satisfaction of customary conditions.

This transaction is expected to lift market share and create a larger global platform for Marrone Bio in the $4.6 billion seed- and soil-treatment market. With the acquisition of Pro Farm, Marrone Bio will add proprietary nutrient and biostimulant technology and products for seed and foliar treatments to its portfolio. The acquisition also will give the company a significant opportunity to leverage an expanded global distribution network for all of MBI’s products.

Marrone Bio expects to benefit from partial-year sales in 2019 as a result of the transaction. With historical gross margins significantly higher than Marrone Bio’s current product portfolio average, the Pro Farm acquisition is expected to be accretive to net income and cash flow from operations in 2020.

For further information on this announcement, please click here.

Financing Facility

Also announced today, Marrone Bio has established a $36.6 million financing facility through a right to call the exercise of certain outstanding warrants at $1.00 per share, which Marrone Bio expects to draw upon only as needed. The company has issued an initial $10 million drawdown of the facility, which is scheduled to complete by early September. In addition to using a portion of the drawn funds for the Pro Farm acquisition, any resulting cash raised is anticipated to be sufficient to fund the current operating plan to a breakeven level, as well as fund near-term strategic alternatives. New warrants to purchase shares at a higher exercise price of $1.75 will be issued on a one-for-one basis along with every called share under the outstanding warrants.

Management Commentary

“The commercial, financial and strategic results of the first half of 2019 underscore the breadth of the transformation we are undergoing at Marrone Bio,” said Dr. Pam Marrone, chief executive officer of Marrone Bio Innovations. “We see a clear path forward to leverage our scientific, manufacturing and commercial expertise into a global platform of biologically based crop protection and crop stimulant products.”

“With the announcement of today’s acquisition and the financing facility, we are creating the capacity to break through with a larger commercial presence and enhanced long-term strategic options as a partner of choice with our growers, distributors and agriculture company peers.”

Operational Highlights

○	Marrone Bio and Compass Minerals (NYSE: CMP) Plant Nutrition formed a research collaboration to develop new specialty plant nutrient products enhanced with microorganisms. The new products will be developed with patented technologies aimed at helping crops take up nutrients more efficiently, to increase crop health and reduce crop stress.

○	The Company entered into a global, non-exclusive research collaboration with Valagro S.p.A to leverage a subset of Marrone Bio’s collection of 18,000 microorganisms in conjunction with Valagro’s biostimulant products that enhance crop yield and quality.

○	Marrone Bio received a notice of allowance from the U.S. Patent and Trademark Office for key claims covering the composition and method of formulating for Grandevo WDG microbial-based bioinsecticide.

Conference Call and Webcast

Management will host an investor conference call today, August 8, 2019, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovations’ second quarter and first half 2019 financial results, and today’s Pro Farm acquisition and warrant financing transactions, among other corporate updates. The call will conclude with a Q&A from participants. To participate, please use the following information:

Q2 2019 Conference Call and Webcast

Date: Thursday, August 8, 2019

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-888-220-8451

International Dial-in: 1-323-794-2588

Conference ID: 7511917

Webcast: http://public.viavid.com/index.php?id=135553

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through September 8, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7511917. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q2 2019 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the acquisition of Pro Farm, including the completion of such a transaction and the benefits of such a transaction, the Company’s use of its warrant financing facility and the completion of the initial drawdown of the facliity, the Company’s positioning for becoming a commercial leader, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties, satisfaction of the closing conditions for the Pro Farm acquisition and any difficulty in integrating the acquired businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	JUNE 30, 2019	DECEMBER 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,471	$18,221
Accounts receivable	7,401	2,720
Inventories, net	8,456	8,224
Prepaid expenses and other current assets	1,263	971
Total current assets	26,591	30,136
Property, plant and equipment, net	13,754	14,512
Right of use assets, net	4,922	-
Restricted cash	1,560	1,560
Other assets	520	359
Total assets	$47,347	$46,567

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,268	$1,692
Accrued liabilities	9,503	6,871
Deferred revenue, current portion	359	438
Lease liability, current portion	813	—
Debt, current portion, net	4,459	2,318
Total current liabilities	17,402	11,319
Deferred revenue, less current portion	2,270	2,399
Lease liability, less current portion	4,395	-
Debt, less current portion, net	11,708	11,819
Debt due to related parties	7,300	7,300
Other liabilities	776	794
Total liabilities	43,851	33,631
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 110,725 and 110,691 shares issued and outstanding as of June 30, 2019 and December 31, 2018	1	1
Additional paid in capital	297,638	296,409
Accumulated deficit (1)	(294,143)	(283,474)
Total stockholders’ equity	3,496	12,936
Total liabilities and stockholders’ equity	$47,347	$46,567

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2019	2018	2019	2018
Revenues:
Product	$6,882	$5,637	$15,483	$9,861
License	115	115	230	215
Total revenues	6,997	5,752	15,713	10,076
Cost of product revenues	3,188	3,030	6,917	5,272
Gross profit	3,809	2,722	8,796	4,804
Operating Expenses:
Research, development and patent	3,634	2,493	6,576	5,027
Selling, general and administrative	6,604	4,746	12,278	9,777
Total operating expenses	10,238	7,239	18,854	14,804
Loss from operations	(6,429)	(4,517)	(10,058)	(10,000)
Other income (expense):
Interest expense	(353)	(340)	(659)	(1,459)
Interest expense, related parties	—	(17)	—	(451)
Change in fair value of financial instruments	—	—	—	(5,177)
Loss on extinguishment of debt, net (1)	—	—	—	(2,196)
Gain on extinguishment of debt, related party (1)	—	—	—	9,183
Other income (expense), net	30	4	48	(27)
Total other income (expense), net	(323)	(353)	(611)	(127)
Net loss (1)	$(6,752)	$(4,870)	$(10,669)	$(10,127)
Basic and diluted net loss per common share:	$(0.06)	$(0.04)	$(0.10)	$(0.11)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	110,723	108,647	110,707	91,713

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	SIX MONTHS ENDED JUNE 30,
	2019	2018
Cash flows from operating activities
Net loss (1)	$(10,669)	$(10,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	903	983
Gain on disposal of equipment	(6)	-
Right of use assets amortization	402	-
Share-based compensation	1,164	873
Non-cash interest expense	145	722
Change in fair value of financial instruments	—	5,177
Loss on extinguishment of debt, net (1)	—	2,196
Gain on extinguishment of debt, related party, net (1)	—	(9,183)
Net changes in operating assets and liabilities:
Accounts receivable	(4,681)	(937)
Inventories	(232)	646
Prepaid Expenses and other assets	(453)	163
Deferred cost of product revenues	—	2
Accounts payable	622	(2,159)
Accrued and other liabilities	2,800	(1,692)
Accrued interest due to related parties	—	(1,614)
Lease liability	(302)	-
Deferred revenue	(342)	—
Net cash used in operating activities	(10,649)	(14,950)
Cash flows from investing activities
Purchases of property, plant and equipment	(185)	(478)
Net cash used in investing activities	(185)	(478)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	—	34,496
Proceeds from issuance of debt	—	2,000
Proceeds from secured borrowings	15,126	9,754
Reductions in secured borrowings	(12,981)	(8,670)
Net settlement of options	42	—
Proceeds from employee stock purchase plan	23	—
Repayment of debt	(126)	(129)
Net cash provided by financing activities	2,084	37,451
Net (decrease) increase in cash and cash equivalents and restricted cash	(8,750)	22,023
Cash and cash equivalents and restricted cash, beginning of period	19,781	2,833
Cash and cash equivalents and restricted cash, end of period	$11,031	$24,856

Supplemental disclosure of cash flow information
Cash paid for interest	$504	$2,481
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$5	$236
Embedded derivative liability associated with bridge loan	$—	$573
Conversion of debt to equity	$—	$10,000
Conversion of bridge loan (convertible note) to equity	$—	$6,000
Conversion of debt, related party to equity	$—	$35,000
Conversion of accrued liabilities into equity associated with the granting of restricted stock units	$—	$205

(1)	The above includes revised numbers for the six months ended June 30, 2018 as disclosed in the Notes 16 to our accompanying Notes to Consolidated Financial Statements included in Part II-Item 8-“Financial Statements and Supplementary Data” of the Annual Report on Form 10-K filed on March 29, 2019.